UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

  CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2020

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (407) 333-9911
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001	FARO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02. Results of Operations and Financial Condition.
On August 4, 2020, FARO Technologies, Inc. (the “Company”) issued a press release announcing its results of operations for the second fiscal quarter ended June 30, 2020. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
The information furnished pursuant to Item 2.02 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.
Item 8.01. Other Events.
In accordance with its standard practice, at the beginning of fiscal year 2020, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company determined that revenue and adjusted EBITDA, each at a 50% weighting, would be the metrics used for determining awards under the Company’s short-term incentive plan (“STIP”), which provides an annual cash incentive to the Company’s management team, including its executive officers. Threshold, target and maximum levels for each metric were established based on the Company’s 2020 annual operating plan at that time.
Primarily as a result of the COVID-19 pandemic, second quarter 2020 customer orders for the Company’s products decreased 42% year on year. These lower orders resulted in the Company’s first six month’s revenue falling $47 million or 25% below the comparable period last year. The Company also incurred a net loss of $23.4 million for the first half of the year. The Company does not expect the global economy to materially recover in the second half of 2020 and has adjusted its internal forecast accordingly.
In light of results to date and the revised forecast, the Committee reviewed the original STIP goals to determine whether those goals were realistically achievable and would continue to provide appropriate incentive compensation opportunities. As a result of this review, on August 4, 2020, the Committee concluded that retaining the original STIP goals no longer provided realistic incentives and new goals should be established for each metric taking into consideration the second half of fiscal 2020 forecast. The new STIP goals provide a continued incentive for management to maximize the Company’s revenue and profitability performance given the impact of the COVID-19 pandemic. To ensure that the new goals do not have an excessive impact on the short-term incentive plan funding, the Committee set the attainment of the new goals at a consistent level of difficulty with the original targets. The Committee also set an upper funding limit to be less than the amount that would have been funded had the Company achieved the target level of performance under the original STIP.
Given the significant disruption from the COVID-19 pandemic on the Company’s operations and financial performance, the Committee believes the new goals are better aligned and provide a more realistic incentive to drive shareholder value for fiscal 2020 while retaining the Company’s pay-for-performance philosophy. The new goals also reflect continuing to progress the execution of its strategic plan, including a global restructuring announced in February 2020 and also takes into consideration the Company’s deployment of significant resources to maintain its operations, to operate in a new virtual work environment as well as supporting key customers throughout this pandemic.
The Committee did not make any adjustments to the Company’s long-term equity incentive plan.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished with this Current Report on Form 8-K:
EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated August 4, 2020
104	Cover Page Interactive Data File - The cover page of this Current Report on Form 8-K filed on August 4, 2020, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

August 4, 2020	/s/ Allen Muhich
	By:	Allen Muhich
	Its:	Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)